Exhibit 99.1

CITIZENS HOLDING COMPANY REPORTS EARNINGS

PHILADELPHIA, Miss.—(BUSINESS WIRE)—April 17, 2015—Citizens Holding Company (NASDAQ:CIZN) announced today results of operations for the three months ended March 31, 2015.

Net income for the three months ended March 31, 2015 was $1.594 million, or $0.33 per share-basic and diluted, down from $1.797 million, or $0.37 per share-basic and diluted for the same quarter in 2014. Net interest income for the first quarter of 2015, after the provision for loan losses for the quarter, was $6.771 million, approximately 1.2% lower than the same period in 2014, due to a decrease in interest income and an increase in interest expense offset by a decrease in the provision for loan losses. The provision for loan losses for the three months ended March 31, 2015 was $184 thousand compared to $361 thousand for the same period in 2014. The decrease in the provision reflects management’s estimate of inherent losses in the loan portfolio including the impact of current local and national economic conditions. The net interest margin decreased to 3.42% in the first quarter of 2015 from 3.65% in the same period in 2014 primarily because of the decrease in yields on earning assets was greater than the decline in rates paid on interest bearing deposits.

Non-interest income decreased in the first quarter of 2015 by $31 thousand, or 1.7%, while non-interest expenses increased $118 thousand, or 1.9%, compared to the same period in 2014. The decrease in non-interest income was due primarily to the decrease in deposit account service charges and overdraft fees during the quarter. Non-interest expenses increased mainly due to an increase in occupancy expense caused by an increase in banking equipment related service costs, advertising and legal and auditing costs.

Total assets as of March 31, 2015 increased to $946.063 million, up $25.002 million, or 2.7%, when compared to December 31, 2014. Deposits increased by $20.680 million, or 3.0%, and loans, net of unearned income, increased by $15.193 million, or 3.9%, when compared to December 31, 2014. The increase in loans, net of unearned income, was due to improved loan demand. Non-performing assets decreased by $38 thousand to $16.749 million at March 31, 2015 as compared to December 31, 2014, because of decreases in loans 90 days or more past due and still accruing interest and other real estate owned offset partially by an increase in non-accrual loans.

During the first quarter of 2015, the Company paid dividends totaling $0.23 per share.

Citizens Holding Company (the “Company”) is a one-bank holding company and the parent company of The Citizens Bank of Philadelphia (the “Bank”), both headquartered in Philadelphia, Mississippi. The Bank currently has twenty-four banking locations in fourteen counties in East Central and South Mississippi. In addition to full service commercial banking, the Bank offers mortgage loans, title insurance services through its subsidiary, Title Services, LLC, and a full range of Internet banking services including online banking, bill pay and cash management services for businesses. Internet services are available at the Bank’s web site, www.thecitizensbankphila.com. Citizens Holding Company stock is listed on the NASDAQ Global Market and is traded under the symbol CIZN. The Company’s transfer agent is American Stock Transfer & Trust Company. Information about Citizens Holding Company may be obtained by accessing its corporate website at www.citizensholdingcompany.com.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts included in this release regarding the Company’s financial position, results of operations, business strategies, plans, objectives and expectations for future operations, are forward looking statements. The Company can give no assurances that the assumptions upon which such forward-looking statements are based will prove to have been correct. Forward-looking statements speak only as of the date they are made. The Company does not undertake a duty to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. Such forward-looking statements are subject to certain risks, uncertainties and assumptions. The risks and uncertainties that may affect the operation, performance, development and results of the Company’s and the Bank’s business include, but are not limited to, the following: (a) the risk of adverse changes in business conditions in the banking industry generally and in the specific markets in which the Company operates; (b) changes in the legislative and regulatory environment that negatively impact the Company and Bank through increased operating expenses; (c) increased competition from other financial institutions; (d) the impact of technological advances; (e) expectations about the movement of interest rates, including actions that may be taken by the Federal Reserve Board in response to changing economic conditions; (f) changes in asset quality and loan demand; (g) expectations about overall economic strength and the performance of the economics in the Company’s market area; and (h) other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Should one or more of these risks materialize, or should any such underlying assumptions prove to be significantly different, actual results may vary significantly from those anticipated, estimated, projected or expected.

Citizens Holding Company

Financial Highlights

(amounts in thousands, except share and per share data)

	Three Months Ending March 31,
	2015	2014

Interest income and fees	$7,706	$7,946
Interest expense	751	729

Net interest income	6,955	7,217

Provision for loan losses	184	361

Net interest income after provision for loan losses	6,771	6,856

Non-interest income	1,752	1,783
Non-interest expense	6,487	6,369

Net income before taxes	2,036	2,270
Income taxes	442	473

Net income	$1,594	$1,797

Earnings per share - basic	$0.33	$0.37

Earnings per share - diluted	$0.33	$0.37

Dividends Paid	$0.23	$0.22

Average shares outstanding-basic	4,876,114	4,870,114

Average shares outstanding-diluted	4,876,713	4,870,564

	As of March 31, 2015	As of December 31, 2014
Period End Balance Sheet Data:
Total assets	$946,063	$921,061
Total earning assets	860,640	833,845
Loans, net of unearned income	406,153	390,960
Allowance for loan losses	6,626	6,542
Total deposits	716,774	696,094
Long-term borrowings	20,000	20,000
Shareholders’ equity	83,543	81,858
Book value per share	$17.13	$16.78

Period End Average Balance Sheet Data:
Total assets	$927,524	$884,688
Total earning assets	845,752	798,432
Loans, net of unearned income	400,641	389,720
Total deposits	701,094	684,134
Long-term borrowings	20,000	35,593
Shareholders’ equity	82,906	73,219

Period End Non-performing Assets:
Non-accrual loans	13,044	11,854
Loans 90+ days past due and accruing	215	881
Other real estate owned	3,490	4,052

	As of March 31, 2015	As of December 31, 2014

Period End Net charge-offs as a percentage of average net loans	0.03%	0.63%

Period End Performance Ratios:
Return on average assets(1)	0.69%	0.84%
Return on average equity(1)	7.69%	10.17%

Period Ending Net Interest
Margin (tax equivalent)(1)	3.42%	3.60%

(1)	Annualized

Contact:

Citizens Holding Company, Philadelphia

Robert T. Smith, 601/656-4692

rsmith@tcbphila.com